                                                             EXHIBIT 4.6

                                                             EXECUTION COPY



                         PLEDGE AND SECURITY AGREEMENT

                                    made by

                         BEAR ISLAND PAPER COMPANY, LLC

                        and its Restricted Subsidiaries

                                  in favor of

                                 CRESTAR BANK.,
                                   as Trustee

                          Dated as of December 1, 1997




                               TABLE OF CONTENTS

                                                                Page

          SECTION I. DEFINED TERMS  . . . . . . . . . . . . . . . 1

          1.1      Definitions  . . . . . . . . . . . . . . . . . 2
          1.2      Other Definitional Provisions  . . . . . . . . 5

          SECTION II. GRANT OF SECURITY INTEREST  . . . . . . . . 6

          SECTION III. REPRESENTATIONS AND WARRANTIES . . . . . . 7

          3.1      Representations in Bank Credit Agreement . . . 7
          3.2      Title; No Other Liens  . . . . . . . . . . . . 7
          3.3      Perfected First Priority Liens . . . . . . . . 7
          3.4      Chief Executive Office . . . . . . . . . . . . 7
          3.5      Inventory and Equipment  . . . . . . . . . . . 7
          3.6      Farm Products  . . . . . . . . . . . . . . . . 7
          3.7      Pledged Securities . . . . . . . . . . . . . . 7
          3.8      Receivables  . . . . . . . . . . . . . . . . . 8
          3.9      Contracts  . . . . . . . . . . . . . . . . . . 8
          3.10     Intellectual Property  . . . . . . . . . . . . 9
          3.11     Vehicles . . . . . . . . . . . . . . . . . . . 9

          SECTION IV. COVENANTS . . . . . . . . . . . . . . . . . 9

          4.1      Covenants in Bank Credit Agreement . . . . . . 9
          4.2      Delivery of Instruments and Chattel Paper  .  10
          4.3      Maintenance of Insurance . . . . . . . . . .  10
          4.4      Payment of Obligations . . . . . . . . . . .  10
          4.5      Maintenance of Perfected Security Interest;
                   Further Documentation  . . . . . . . . . . .  10
          4.6      Changes in Locations, Name, etc. . . . . . .  11
          4.7      Notices  . . . . . . . . . . . . . . . . . .  12

          4.8      Pledged Securities . . . . . . . . . . . . .  12
          4.9      Receivables  . . . . . . . . . . . . . . . .  13
          4.10     Contracts  . . . . . . . . . . . . . . . . .  13
          4.11     Intellectual Property  . . . . . . . . . . .  14
          4.12     Vehicles . . . . . . . . . . . . . . . . . .  15

          SECTION V. REMEDIAL PROVISIONS  . . . . . . . . . . .  15

          5.1      Certain Matters Relating to Receivables  . .  15
          5.2      Communications with Obligors; Grantors Remain
                   Liable . . . . . . . . . . . . . . . . . . .  16
          5.3      Pledged Securities . . . . . . . . . . . . .  16
          5.4      Proceeds to be Turned Over To Trustee  . . .  17
          5.5      Application of Proceeds  . . . . . . . . . .  17
          5.6      Code and Other Remedies  . . . . . . . . . .  18
          5.7      Registration Rights  . . . . . . . . . . . .  18
          5.8      Waiver; Deficiency . . . . . . . . . . . . .  19

          SECTION VI. THE TRUSTEE   . . . . . . . . . . . . . .  19


          6.1      Trustee's Appointment as Attorney-in-Fact,
                   etc . . . . . . . . . . . . . . . . . . . .  19
          6.2      Duty of Trustee . . . . . . . . . . . . . .  21
          6.3      Execution of Financing Statements . . . . .  21
          6.4      Authority of Trustee . . . . . . . . . . .   21

          SECTION VII.  MISCELLANEOUS 22

          7.1      Amendments in Writing  . . . . . . . . . . .  22
          7.2      Notices  . . . . . . . . . . . . . . . . . .  22
          7.3      No Waiver by Course of Conduct; Cumulative
                   Remedies . . . . . . . . . . . . . . . . . .  22
          7.4      Enforcement Expenses; Indemnification  . . .  22
          7.5      Successors and Assigns . . . . . . . . . . .  23
          7.6      Set-Off  . . . . . . . . . . . . . . . . . .  23
          7.7      Counterparts . . . . . . . . . . . . . . . .  23
          7.8      Severability . . . . . . . . . . . . . . . .  23
          7.9      Section Headings . . . . . . . . . . . . . .  23
          7.10     Integration  . . . . . . . . . . . . . . . .  23
          7.11     GOVERNING LAW  . . . . . . . . . . . . . . .  24
          7.12     Submission To Jurisdiction; Waivers  . . . .  24
          7.13     Acknowledgements . . . . . . . . . . . . . .  24
          7.14     WAIVER OF JURY TRIAL . . . . . . . . . . . .  24
          7.15     Additional Grantors  . . . . . . . . . . . .  25
          7.16     Releases . . . . . . . . . . . . . . . . . .  25



                       PLEDGE AND SECURITY AGREEMENT

               PLEDGE AND SECURITY AGREEMENT, dated as of December 1, 1997, made by Bear Island Paper Company, LLC (the "Company") and each Restricted Subsidiary of the Company that becomes a Guarantor (each as defined in the Indenture (as defined below)) (together, the "Grantors"), in favor of CRESTAR BANK, as Trustee for the benefit of the holders of the Senior Secured Notes due 2007 (together with the Exchange Notes exchanged for such notes pursuant to the Indenture, the "Notes") (in such capacity, the "Trustee") pursuant to the Indenture dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among the Company and Bear Island Finance Company II (the "Issuers"), Bear Island Timberlands Company, L.L.C. and F.F. Soucy, Inc., together as security parties, Brant-Allen Industries, Inc., as pledgor and the Trustee.

                            W I T N E S S E T H:

               WHEREAS, the Issuers have duly authorized the creation and issuance of the Notes (as such term is hereinafter defined), and have authorized, executed and delivered the Indenture;

               WHEREAS, the obligations of the Issuers under the Notes and the Indenture are secured by a pledge by the Grantors of the Collateral;

               NOW, THEREFORE, on consideration of the premises, and to induce (i) the Trustee to enter into the Indenture and (ii) to enhance the creditworthiness of the Notes, the Grantors hereby agree with the Trustee, for the benefit of purchasers of the Notes, as follows:

                           SECTION I DEFINED TERMS

               A. Definitions. 1. Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Chattel Paper, Documents, Equipment, Farm Products, Instruments, Inventory and Investment Property.

               2. The following terms shall have the following meanings:

               "Administrative Agent":  as defined in the Senior
          Security and Pledge Agreement.

               "Agreement": this Pledge and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

               "Bank Credit Agreement": the credit agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among the Company), Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Paper Company Agent"), the arranger party thereto and the Lenders parties thereto (the "Paper Company Lenders").

               "Collateral":  as defined in Section 2.

               "Collateral Account": any collateral account established by the Trustee as provided in Section V(D).

               "Collateral Documents": the pledge agreement, dated as of December 1, 1997, made by Brant-Allen Industries, Inc. in favor of the Trustee (the "Timberlands Pledge Agreement"), the pledge and security agreement, dated as of December 1, 1997, made by Brant-Allen Industries, Inc. in favor of the Trustee (the "Soucy Pledge Agreement"), and this Agreement, in each case as the same may be amended, modified or otherwise supplemented from time to time.

               "Contracts":  the contracts and agreements listed in
          Schedule 7, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

               "Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule
          6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and
          (ii) the right to obtain all renewals thereof.

               "Copyright Licenses": any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright, in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the ability of such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

               "Domestic Subsidiary": any Restricted Subsidiary of any Grantor organized under the laws of any jurisdiction within and including the United States of America.

               "Foreign Subsidiary": any Restricted Subsidiary of any Grantor that is not a Domestic Subsidiary.

               "General Intangibles": all "general intangibles" as such term is defined in Section 9-106 of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder, in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

               "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom; in each case only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such intellectual property is not prohibited by any agreement relating thereto without the consent of any other party thereto, would not give any other party to such agreement the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due in respect of any intellectual property.

               "Intercompany Note": any promissory note evidencing loans made by any Grantor to any Affiliate or any of its Subsidiaries.

               "Intercreditor Agreement": the intercreditor agreement, dated as of December 1, 1997, among the Trustee, the Issuers, Toronto-Dominion (Texas), Inc. as agent for the Timberlands Agent, for the benefit of the Timberlands Lenders and as agent for the Paper Company Agent for the benefit of the Paper Company Lenders (the "Agent"), as it may be amended, supplemented or otherwise modified from time to time.

               "Material Adverse Effect": as defined in the Purchase Agreement.

               "New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

               "Paper Company Agent": as defined in the definition of the Bank Credit Agreement.

               "Paper Company Lenders": as defined in the definition of the Bank Credit Agreement.

               "Patents": (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof including, without limitation, any of the foregoing referred to in
          Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

               "Patent License": all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in
          Schedule 6; in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all of the necessary consents to the grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by any such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

               "Pledged LLC Interests": in each case, whether now existing or hereafter acquired, all of each Grantor's right, title and interest in and to:

               (a) the equity interests of any Pledged Security Issuer that is a limited liability company, but not any Grantor's obligations from time to time as a holder of interests in any such Pledged Security Issuer (unless the Trustee or its designee, on behalf of the Trustee, shall elect to become a holder of equity interests in any such Pledged Security Issuer in connection with its exercise of remedies pursuant to the terms hereof);

               (b) any and all moneys due and to become due to each Grantor now or in the future by way of a distribution made to any Grantor in its capacity as a holder of equity interests in any such Pledged Security Issuer or otherwise in respect of such Grantor's interest as a holder of equity interests in any such Pledged Security Issuer;

               (c) any other property of any such Pledged Security Issuer to which each Grantor now or in the future may be entitled in respect of its equity interests in any such Pledged Security Issuer by way of distribution, return of capital or otherwise;

               (d) any other claim or right which each Grantor now has or may in the future acquire in respect of its equity interests in any such Pledged Security Issuer;

               (e) all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Pledged Security Issuer with respect to the equity interests of such Pledged Security Issuer to each Grantor while this Agreement is in effect; and

               (f) to the extent not otherwise included, all Proceeds of any or all of the foregoing.

               "Pledged Notes":  all promissory notes listed on
          Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor.

               "Pledged Note Collateral": all of the mortgages, deeds of trust, security agreements, assignments of leases, UCC financing statements, guaranties and other documents securing or guaranteeing the indebtedness evidenced by the Pledged Notes.

               "Pledged Partnership Interests": in each case, whether now existing or hereafter acquired, all of each Grantor's right, title and interest in and to:

               (a) the partnership interests of any Pledged Security Issuer that is a partnership, but not any Grantor's obligations from time to time as a general or limited partner, as the case may be, in any such Pledged Security Issuer (unless the Trustee or its designee, on behalf of the Trustee, shall elect to become a general or limited partner, as the case may be, in any such Pledged Security Issuer in connection with its exercise of remedies pursuant to the terms hereof);

               (b) any and all moneys due and to become due each Grantor now or in the future by way of a distribution made to each Grantor in its capacity as a general partner or limited partner, as the case may be, in any such Pledged Security Issuer or otherwise in respect of each such Grantor's interest as a general partner or limited partner, as the case may be, in any such Pledged Security Issuer;

               (c) any other property of any such Pledged Security Issuer to which each Grantor now or in the future may be entitled in respect of its interests as a general partner or limited partner, as the case may be, in any such Pledged Security Issuer by way of distribution, return of capital or otherwise;

               (d) any other claim or right which each Grantor now has or may in the future acquire in respect of its general or limited partnership interests in any such Pledged Security Issuer;

               (e)  the partnership agreement or other
          organizational documents of any such Pledged Security
          Issuer;

               (f) all certificates, options or rights of any nature whatsoever that may be issued or granted by any such Pledged Security Issuer with respect to the partnership interests of such Pledged Security Issuer to each Grantor while this Agreement is in effect; and

               (g) to the extent not otherwise included, all Proceeds of any or all of the foregoing.

               "Pledged Security Issuers": the collective reference to each issuer of a Pledged Security.

               "Pledged Securities": the collective reference to the Pledged Notes, the Pledged Partnership Interests, the

          Pledged LLC Interests and the Pledged Stock, together with any Proceeds thereof.

               "Pledged Stock": the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock (other than Pledged LLC Interests and Pledged Partnership Interests) of any Person (other than the capital stock of Bear Island Finance Company II) that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

               "Proceeds": all "proceeds" as such term is defined in Section 9-306(1) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

               "Purchase Agreement": the Purchase Agreement, dated November 21, 1997, among TD Securities (USA) Inc.,
          Salomon Brothers Inc and the Issuers.

               "Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance
          (including, without limitation, any Account).

               "Secured Obligations":  the collective reference to
          (a) the obligations of the Issuers under the Indenture and (b) all obligations and liabilities of the Grantors that may arise under or in connection with this Agreement or any other Collateral Document to which the Grantors are a party, whether on account of fees, indemnities, costs, expenses or otherwise that are required to be paid by the Grantor pursuant to the terms thereof (including without limitation all reasonable fees, and disbursements of counsel to the Trustee that are required to be paid by the Grantors pursuant to the terms of this Agreement or any other Collateral Document to which the Grantors are a party.

               "Securities Act": the Securities Act of 1933, as amended.

               "Senior Security and Pledge Agreement":   the
          security and pledge agreement dated as of December 1, 1997 made by the Company and its subsidiaries that become a party thereto in favor of the Administrative Agent, as amended, modified or supplemented from time to time.

               "Timberlands Agent": as defined in the definition of the Timberlands Loan.

               "Timberlands Loan": the credit agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among the Pledgor, Toronto-Dominion (Texas), Inc., as administrative agent (in such capacity, the "Timberlands Agent") and the Lenders parties thereto.

               "Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

               "Trademark License": any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6; in each case with respect to all of the foregoing only to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all of the necessary consents to the grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by any such Grantor of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

               "Vehicles": all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, the vehicles listed on Schedule 8 and all tires and other appurtenances to any of the foregoing.

                 B. Other Definitional Provisions. 1. The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

               2. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               3. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

                   SECTION II GRANT OF SECURITY INTEREST

               A. Each Grantor hereby assigns and transfers to the Trustee, and hereby grants to the Trustee, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

               1.   all Accounts;

               2.   all Chattel Paper;

               3.   all Contracts;

               4.   all Documents;

               5.   all Equipment;

               6.   all General Intangibles;

               7.   all Instruments;

               8.   all Intellectual Property;

               9.   all Inventory;

               10.  all Pledged Securities;

               11.  all Vehicles;

               12.  all Investment Property;

               13.  all books and records pertaining to the
                    Collateral; and

               14. to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

               Notwithstanding the foregoing, the maximum amount of Secured Obligations secured by the assets of any Grantor which is a Subsidiary of the Borrower shall not in any event exceed the maximum amount that may be so secured under applicable federal and state laws relating to the insolvency of debtors.

                 SECTION III REPRESENTATIONS AND WARRANTIES

               To induce the Trustee to enter into the Indenture and to induce the parties thereto to enter into the Indenture, each Grantor hereby represents and warrants to the Trustee that:

               A. Representations in Purchase Agreement. In the case of each Grantor, the representations and warranties set forth in Section 1(a) of the Purchase Agreement as they relate to such Grantor or to the documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Trustee shall be entitled to rely on each of them as if they were fully set forth herein.

               B. Title; No Other Liens. Except for the security interest granted to the Trustee pursuant to this Agreement, the other Liens permitted to exist on the Collateral by the Bank Credit Agreement and the Indenture, and the Liens granted to the Administrative Agent pursuant to the Senior Security and Pledge Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent or the Trustee pursuant to this Agreement, the Senior Security and Pledge Agreement or as are permitted by the Bank Credit Agreement, the Indenture or as set forth on
          Schedule 6.3 to the Bank Credit Agreement.

               C.   Perfected Liens.   The security interest
          granted pursuant to this Agreement (a) constitutes a valid perfected security interest in all of the Collateral (other than the Vehicles and other than Pledged Notes, Instruments or Chattel Paper not required to be delivered hereunder) in favor of the Trustee for the benefit of the holders of the Notes (or, with respect to Patents, Copyrights and registered trademarks or trademark applications, will constitute perfected security interests upon the recordation of the Trustee's interest therein with the appropriate intellectual property registry and upon the registration of unregistered copyrights), as collateral security for such Grantor's Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral (other than the Vehicles and other than Pledged Notes, Instruments or Chattel Paper not required to be delivered hereunder) from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Bank Credit Agreement or the Indenture; in each case, subject to Liens or creditor claims created pursuant to the Senior Security and Pledge Agreement.

               D. Chief Executive Office. On the date hereof, such Grantor's jurisdiction of organization and the location of such Grantor's chief executive office or sole place of business are specified on Schedule 4.

               E. Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

               F.   Farm Products.  None of the Collateral
          constitutes, or is the Proceeds of, Farm Products.

               G. Pledged Securities. 1. The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Pledged Security Issuer which is a Domestic Subsidiary (other than Bear Island Finance Company II) owned by such Grantor and not more than 65% of the Capital Stock of each Pledged Security Issuer which is a Foreign Subsidiary owned by such Grantor.

               2.   All the shares of the Pledged Stock, Pledged
          Partnership Interests and the Pledged LLC Interests pledged by such Grantor have been duly and validly issued and, to the extent applicable, are fully paid and nonassessable.

               3. The Pledged Partnership Interests pledged by such Grantor constitute all the issued and outstanding partnership interests of each Pledged Security Issuer that is a partnership in which such Grantor has any right, title or interest.

               4. The Pledged LLC Interests pledged by such Grantor constitute all the issued and outstanding equity interests of each Pledged Security Issuer that is a limited liability company in which such Grantor has any right, title or interest.

               5. As of the date hereof, to the best knowledge of such Grantor, each of the Pledged Notes and the documents comprising the Pledged Note Collateral constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As of the date hereof, no Grantor has sent any notice of default to the obligor under any Pledged Note or under any Pledged Note Collateral and to the applicable Grantor's knowledge, no state of facts exists which constitutes, or with notice or the passage of time or both would constitute, a default under the Pledged Notes or the Pledged Note Collateral. As of the date hereof, no Grantor has any knowledge of any offsets, counterclaims or defenses to the obligor's obligations under the Pledged Notes or the documents comprising the Pledged Note Collateral.

               6. Such Grantor is the owner of, and has title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted by the Bank Credit Agreement or the Indenture.

               7. Schedule 2 accurately reflects each Grantor's partnership interests and equity interests in limited liability companies pledged by such Grantor and held as of the date hereof.

               H. Receivables. 1. No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in the amount of more than $500,000 individually or $1,000,000 in the aggregate which has not been delivered to the Trustee or the Administrative Agent.

               2. None of the obligors on any Receivables is a Governmental Authority, other than Receivables aggregating not in excess of $500,000 unless the relevant Grantor has taken the actions requested by the Trustee which are required to cause the security interest of the Trustee pursuant to this Agreement to be perfected, including compliance with the Assignment of Claims Act, if applicable.

               3. The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

               I. Contracts. 1. No consent of any party (other than such Grantor) to any Contract pledged hereunder is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement.

               2. Each Contract is in full force and effect and constitutes to the best knowledge of such Grantor with respect to parties other than a Grantor, a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               3. To the best knowledge of such Grantor with respect to parties other than a Grantor, no consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.

               4. The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

               5. Such Grantor has delivered to the Trustee a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto.

               6. No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper in excess of $500,000 individually, or $1,000,000 in the aggregate, which has not been delivered to the Trustee or the Administrative Agent.

               7. None of the parties to any Contract under which more than $500,000 is payable is a Governmental Authority unless the relevant Grantor has taken the actions requested by the Trustee which are required to cause the security interest of the Trustee therein to be perfected, including compliance with the Assignment of Claims Act, if applicable.

               J. Intellectual Property. 1. Schedule 6 lists all Patents and all registrations and applications for Copyrights and Trademarks owned by such Grantor in its own name on the date hereof.

               2. Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

               K.   Vehicles.   The book value of all Vehicles
          owned by all Grantors on the date hereof does not exceed
          $250,000.

                            SECTION IV COVENANTS

               Each Grantor covenants and agrees with the Trustee that, from and after the date of this Agreement until the Secured Obligations shall have been paid in full:

               A. Covenants in Indenture. In the case of each Grantor, the covenants set forth in Article Ten of the Indenture as they relate to such Grantor or to related documents to which such Grantor is a party, are each hereby incorporated herein by reference, and the Trustee shall be entitled to rely on each of them as if they were fully set forth herein.

               B. Delivery of Instruments and Chattel Paper. If any amount in excess of $500,000 individually or $1,000,000 in the aggregate payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be, promptly upon receipt thereof by such Grantor, delivered to the Trustee, duly indorsed in a manner satisfactory to the Trustee, to be held as Collateral pursuant to this Agreement.

               C. Maintenance of Insurance. 1. Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory, Equipment and Vehicles against loss by fire, explosion, theft and such other casualties as may be customary in the business in which the Grantor is engaged insuring such Grantor and the Trustee against liability for personal injury and property damage relating to such Inventory, Equipment and Vehicles, such policies to be in such form and amounts and having such coverage as may be customary in the business in which the Company is engaged.

               2. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Trustee of written notice thereof, (ii) name the Trustee as additional insured party or loss payee, (iii) if reasonably requested by the Trustee, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Trustee.

               3. The Borrower shall deliver to the Trustee annually a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Trustee may from time to time reasonably request.

               D. Maintenance of Perfected Security Interest; Further Documentation. 1. Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority such security interest has as of the date hereof and shall defend such security interest against the claims and demands of all Persons whomsoever except for holders of permitted Liens.

               2. Such Grantor will furnish to the Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Trustee may reasonably request, all in reasonable detail.

               3. At any time and from time to time, upon the written request of the Trustee, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, other than foreign Intellectual Property filings. If any amount payable to any Grantor under or in connection with any of the Pledged Securities with respect to the equity interests of such Grantor in the Pledged Security Issuer thereof shall be or become evidenced by any promissory note, other instrument or chattel paper in excess of $500,000 individually or $1,000,000 in the aggregate shall be promptly upon receipt thereof by such Grantor delivered to the Trustee, duly endorsed in a manner satisfactory to the Trustee, to be held as Pledged Securities pursuant to this Agreement other than any note, instrument or chattel paper distributed as part of a Permitted Investment or a Restricted Payment (as defined in the Bank Credit Agreement) permitted to be made or received pursuant to the Indenture or the Bank Credit Agreement, respectively.

               4. Concurrently with the delivery to the Trustee of each certificate representing one or more shares of Pledged Stock to the Trustee, such Grantor shall deliver an undated stock power covering such certificate, duly executed in blank by such Grantor.

               5. All Pledged Notes, when delivered, shall be duly endorsed in blank. At the time of delivery of any Pledged Notes, the applicable Grantor shall deliver the originals of the documents comprising the Pledged Note Collateral with respect to such Pledged Notes, together with an assignment of mortgage or deed of trust, as applicable, in a form which is recordable in the county records where the real property covered by such mortgage or deed of trust is located, duly executed by such Grantor and acknowledged by a notary public.

               E. Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days' prior written notice to the Trustee and upon delivery to the Trustee of (a) all additional executed financing statements and other documents reasonably requested by the Trustee to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept:

               (i) permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 5;

               (ii) change the location of its chief executive office or sole place of business from that referred to in
          Section III(D); or

               (iii)     change its name, identity or corporate
          structure to such an extent that any financing statement filed by the Trustee in connection with this Agreement would become misleading.

               F. Notices. Such Grantor will advise the Trustee promptly, in reasonable detail, of:

               1. any Lien (other than security interests created hereby or pursuant to the Senior Security and Pledge Agreement, or Liens permitted under the Bank Credit Agreement or the Indenture) on any of the Collateral which would adversely affect the ability of the Trustee to exercise any of its remedies hereunder; and

               2. of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby other than Liens permitted pursuant to this Agreement, the Bank Credit Agreement or by the Indenture.

               G. Pledged Securities. 1. If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Pledged Security Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, the Pledged Partnership Interests or the Pledged LLC Interests or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Trustee, hold the same in trust for the Trustee and deliver the same forthwith to the Trustee in the exact form received, duly indorsed by such Grantor to the Trustee, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Trustee so requests, signature guaranteed, to be held by the Trustee, subject to the terms hereof, the Intercreditor Agreement and the Senior Security and Pledge Agreement, as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Pledged Security Issuer shall be paid over to the Trustee to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities, in each case pursuant to the recapitalization or reclassification of the capital of any Pledged Security Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Trustee, be delivered to the Trustee to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities (other than distributions permitted to be made or received pursuant to the Bank Credit Agreement or the Indenture) shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Trustee, hold such money or property in trust for the Trustee, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

               2. Except as otherwise permitted by the Bank Credit Agreement, so long as such Bank Credit Agreement is in effect, or the Indenture, without the prior written consent of the Trustee (which consent will not be unreasonably withheld or delayed), such Grantor will not
          (i) vote to enable, or take any other action to permit, any Pledged Security Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Pledged Security Issuer except the issuance to Grantor of equity securities that constitute Collateral, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction not prohibited or expressly permitted by the Bank Credit Agreement or the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and the Senior Security and Pledge Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

               3. In the case of each Grantor which is a Pledged Security Issuer, such Pledged Security Issuer agrees that
          (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Trustee promptly in writing of the occurrence of any of the events described in Section IV(G)(1) with respect to the Pledged Securities issued by it and (iii) the terms of Sections V(C)(3) and V(G) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section V(C)(3) or V(G) with respect to the Pledged Securities issued by it.

               4. With respect to the Pledged Notes, the Grantors shall (i) not extinguish, cancel or reduce the indebtedness evidenced by the Pledged Notes (other than the Intercompany Notes) except as a result of payment by the obligors thereunder, (ii) not amend or permit the amendment of such Pledged Notes or the Pledged Note Collateral, or release any of the property encumbered by the Pledged Note Collateral and (iii) enforce or secure the performance of each and every obligation, term, covenant, condition and agreements relating to the Pledged Notes and the Pledged Note Collateral and not waive or compromise any rights it may have thereunder except, with respect to the foregoing clauses (i), (ii) and (iii), in each case other than (A) in the ordinary course of business or (B) as permitted by the Indenture.

               5. With respect to the Pledged LLC Interests and the Pledged Partnership Interests, (i) perform and comply in all material respects with all terms and provisions of each limited liability company agreement and each partnership agreement then in effect with respect thereto and required to be performed or complied with by it and
          (ii) enforce each partnership agreement and limited liability company agreement then in effect in accordance in all material respects with its terms.

               H. Receivables. 1. Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof,
          (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could reasonably be expected to adversely affect the value thereof.

               2. Such Grantor will deliver to the Trustee a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

               I. Contracts. 1. Such Grantor will perform and comply in all material respects with all its obligations under the Contracts.

               2. Such Grantor will not amend, modify, terminate or waive any provision of any Contract in any manner which could reasonably be expected to cause a Material
          Adverse Effect.

               3. Subject to Subsection 2 above, such Grantor will exercise promptly and diligently each and every material right which it may have under each Contract
          (other than any right of termination).

               4. Such Grantor will deliver to the Trustee a copy of each material demand, notice or document received by it relating in any way to any material Contract that questions the validity or enforceability of such

          Contract.

               J. Intellectual Property. 1. Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable material Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Trustee shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

               2.   Such Grantor (either itself or through
          licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

               3.   Such Grantor (either itself or through
          licensees) (i) will employ each material Copyright and
          (ii) will not (and will not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

               4.   Such Grantor (either itself or through
          licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

               5. Such Grantor will notify the Trustee promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor's ownership of, or the validity of, any material Intellectual Property or such Grantor's right to register the same or to own and maintain the same.

               6. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any

          Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Trustee within five Business Days after the last day of the fiscal quarter in which such filing occurs with respect to filings in the United States and, with respect to filings outside the United States, within five Business Days after the last day of the fiscal quarter in which the Grantor is notified of such filing by its foreign agent. Upon request of the Trustee, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Trustee may request to evidence the Trustee's security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

               7. Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

               8. In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and
          (ii) if such Intellectual Property is of material economic value, promptly notify the Trustee after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

               K. Vehicles. If the aggregate book value of all Vehicles owned by all Grantors exceed $250,000, the Company shall promptly notify the Trustee thereof and the Company will cause all actions to be taken as may be required by the Trustee to cause the security interest of the Trustee to be perfected on all such Vehicles as requested by the Trustee.

                        SECTION V REMEDIAL PROVISIONS

               A. Certain Matters Relating to Receivables. 1. The Trustee shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Trustee may require in connection with such test verifications. At any time and from time to time, upon the Trustee's reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Trustee to furnish to the Trustee reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables, provided, that the Trustee may not make such a request more than once per calendar year when no Event of Default is in existence or more than four times per calendar year when an Event of Default is in existence; provided further that if the Administrative Agent has exercised any such rights pursuant to the Senior Pledge and Security Agreement, such exercise will count against the number of such requests allowed to be made by the Trustee and such Grantor will provide the Trustee with copies of any such reports requested by the Administrative Agent pursuant to this sentence.

               2. The Trustee hereby authorizes each Grantor to collect such Grantor's Receivables, subject to the Trustee's direction and control, and the Trustee may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Trustee at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Trustee if required, in a Collateral Account maintained under the sole dominion and control of the Trustee, subject to withdrawal by the Trustee as provided in Section 5(E), and (ii) until so turned over, shall be held by such Grantor in trust for the Trustee, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables after the occurrence and during the continuance of an Event of Default shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

               3. At the Trustee's reasonable request, each Grantor shall deliver to the Trustee all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts, provided, that only copies (or other than originals) of the foregoing documents shall be required to be delivered in the absence of an Event of Default.

               B. Communications with Obligors; Grantors Remain Liable. 1. The Trustee in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Trustee's satisfaction the existence, amount and terms of any Receivables or Contracts.

               2. Upon the request of the Trustee at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that a security interest in the Receivables and the Contracts has been assigned to the Trustee and that payments in respect thereof shall be made directly to the Trustee.

               3.   Anything herein to the contrary
          notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto in the case of Receivables or such Contract. The Trustee shall not have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Trustee of any payment relating thereto, nor shall the Trustee be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

               C. Pledged Securities. 1. Unless an Event of Default shall have occurred and be continuing and the Trustee shall have given notice to the relevant Grantor of the Trustee's intent to exercise its corresponding rights pursuant to Section V(C)(2), each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Stock and all payments made in the ordinary course of business in respect of the Pledged Notes and all distributions in respect of the Pledge Partnership Interests and Pledged LLC Interests, to the extent permitted in the Bank Credit Agreement or the Indenture, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Trustee's reasonable judgment, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement or any other Collateral Document.

               2. If an Event of Default shall occur and be continuing and the Trustee gives notice of its intent to exercise such rights to the relevant Grantor or Grantors,
          (i) the Trustee shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in such order as the Trustee may determine and as permitted by law, and (ii) any or all of the Pledged Securities shall be registered in the name of the Trustee or its nominee, and the Trustee or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Pledged Security Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Pledged Security Issuer, or upon the exercise by any Grantor or the Trustee of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Trustee may determine), all without liability except to account for property actually received by it and except to the extent resulting from the gross negligence or willful misconduct of the Trustee, but the Trustee shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

               3. Each Grantor hereby authorizes and instructs each Pledged Security Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Trustee in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Pledged Security Issuer shall be fully protected in so complying, and (ii) upon the occurrence and during the continuance of an Event of Default, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Trustee.

               D. Proceeds to be Turned Over To Trustee. In addition to the rights of the Trustee specified in
          Section V(A) with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other similar items shall be held by such Grantor in trust for the Trustee, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Trustee in the exact form received by such Grantor (duly indorsed by such Grantor to the Trustee, if required). All Proceeds received by the Trustee hereunder shall be held by the Trustee in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Trustee in a Collateral Account (or by such Grantor in trust for the Trustee) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section V(D).

               E.   Application of Proceeds.  The provisions of
          Section 506 of the Indenture as it relates to application of proceeds is hereby incorporated herein by reference, and the Trustee shall be entitled to rely on each of them as if they were fully set forth herein.

               F. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Trustee may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, and as permitted by the Intercreditor Agreement, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may, to the extent permitted by law and the Intercreditor Agreement, in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Trustee or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Trustee shall have the right upon any such public sale or sales, and, to the extent permitted by law and the Intercreditor Agreement, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is waived and released upon consummation of such sale. Each Grantor further agrees, at the Trustee's request, to assemble the Collateral and make it available to the Trustee at places which the Trustee shall reasonably select, whether at such Grantor's premises or elsewhere. The Trustee shall apply the net proceeds of any action taken by it pursuant to this Section V(F), after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Trustee hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Trustee may elect and as permitted by law, and only after such application and after the payment by the Trustee of any other amount required by any provision of law, including, without limitation,
          Section 9-504(1)(c) of the New York UCC, need the Trustee account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Trustee arising out of the exercise by it of any rights hereunder, except to the extent arising out of negligence or bad faith of the Trustee. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

               G. Registration Rights. 1. If the Trustee shall determine to exercise its right to sell any or all of the Pledged Securities pursuant to Section V(F), and if in the reasonable opinion of the Trustee it is necessary or advisable to have the Pledged Securities or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Pledged Security Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Pledged Security Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Trustee, necessary or advisable to register the Pledged Securities or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Trustee, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Pledged Security Issuer to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions of the United States which the Trustee shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

               2. Each Grantor recognizes that the Trustee may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Trustee shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Pledged Security Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws of the United States, even if such Pledged Security Issuer would agree to do so.

               3. Each Grantor agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this
          Section V(G) valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section V(G) will cause irreparable injury to the Trustee, that the Trustee have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section V(G) shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

               H. Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-112 of the New York UCC. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Trustee to collect such deficiency.

                           SECTION VI THE TRUSTEE

               A.   Trustee's Appointment as Attorney-in-Fact, etc.
          1. Each Grantor hereby irrevocably constitutes and appoints the Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Trustee the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, in each case, subject to the last sentence of this Section VI(A):

               (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Trustee for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

               (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Trustee may request to evidence the Trustee's and the Trustee's security interests in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

               (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

               (iv) execute, in connection with any sale provided for in Section V(F) or V(G), any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

               (v) (a) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Trustee or as the Trustee shall direct; (b) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (c) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (d) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (e) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (f) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Trustee may deem appropriate; (g) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Trustee shall in its sole discretion determine subject, however, to licenses thereto issued by the Grantor to the extent permitted hereunder; and (h) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Trustee were the absolute owner thereof for all purposes, and do, at the Trustee's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Trustee deems necessary to protect, preserve or realize upon the Collateral and the Trustee's and the Trustee's security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

               Anything in this Section VI(A) to the contrary notwithstanding, the Trustee agrees that it will not exercise any rights under the power of attorney provided for in this Section VI(A) unless an Event of Default shall have occurred and be continuing.

               2. If any Grantor fails to perform or comply with any of its agreements contained herein, the Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

               3. The reasonable out-of-pocket expenses of the Trustee incurred in connection with actions undertaken as provided in this Section VI(A), together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable pursuant to the provisions of the Indenture, from the date of payment by the Trustee to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Trustee on demand.

               4. Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released in accordance with the terms hereof.

               B. Duty of Trustee. The Trustee's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under
          Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Trustee deals with similar property for its own account. Neither the Trustee nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Trustee hereunder are solely to protect the Trustee's interests in the Collateral and shall not impose any duty upon the Trustee to exercise any such powers. The Trustee shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

               C.   Execution of Financing Statements.  Pursuant to
          Section 9-402 of the New York UCC and any other applicable law, each Grantor authorizes the Trustee to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Trustee reasonably determines appropriate to perfect the security interests of the Trustee under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

               D.   Authority of Trustee.  Each Grantor
          acknowledges that the rights and responsibilities of the Trustee under this Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Trustee and the holders of the Notes, be governed by the Indenture and the Intercreditor Agreement, but, as between the Trustee and the Grantors, the Trustee shall be conclusively presumed to be acting as trustee for the holders of the Notes pursuant to the Indenture with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

                         SECTION VII MISCELLANEOUS

               A. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the provisions of the Indenture and the Intercreditor Agreement.

               B. Notices. All notices, requests and demands to or upon the Trustee or any Grantor hereunder shall be effected in the manner provided for in Section 105 of the Indenture and subsection 9.2 of the Bank Credit
          Agreement, respectively.

               C. No Waiver by Course of Conduct; Cumulative Remedies. The Trustee shall not by any act (except by a written instrument pursuant to Section VII(A)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of the Trustee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

               D. Enforcement Expenses; Indemnification. 1. Each Grantor agrees to pay or reimburse the Trustee for all its reasonable out-of-pocket costs and expenses incurred in collecting against such Grantor or otherwise enforcing or preserving any rights under this Agreement and the other Collateral Documents to which such Grantor is a party, including, without limitation, the reasonable fees and reasonable disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Trustee.

               2. Each Grantor agrees to pay, and to save the Trustee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

               3. Each Grantor agrees to pay, and to save the Trustee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent that such Grantor would be required to do so pursuant to Section 606 of the Indenture.

               4. The agreements in this Section VII(D) shall survive repayment of the Secured Obligations.

               E. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Trustee and their respective permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Trustee.

               F. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

               G. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               H. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

               I. Integration. This Agreement and the other Collateral Documents represent the agreement of the Grantors and the Trustee with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Trustee relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Collateral Documents.

               J.   GOVERNING LAW.  THIS AGREEMENT SHALL BE
          GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               K.   Submission To Jurisdiction; Waivers.  Each
          Grantor hereby irrevocably and unconditionally:

               1. submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Collateral Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

               2. consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

               3. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section VII(B) or at such other address of which the Trustee shall have been notified in the manner described in Section VII(B);

               4. agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

               5. waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

               L.   Acknowledgements.  Each Grantor hereby
          acknowledges that:

               1.   it has been advised by counsel in the
          negotiation, execution and delivery of this Agreement and the other Collateral Documents to which it is a party;
          and

               2. the Trustee has no fiduciary relationship with or fiduciary duty to any Grantor arising out of or in connection with this Agreement or any of the other
          Collateral Documents.

               M. WAIVER OF JURY TRIAL. EACH GRANTOR AND THE TRUSTEE BY ITS ACCEPTANCE HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

               N.   Additional Grantors.  Each Restricted
          Subsidiary of the Company that is required to become a Guarantor pursuant to the Indenture shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

               O. Releases. (a) At such time as the other Secured Obligations shall have been paid in full, the Collateral shall automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Trustee and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Trustee shall deliver to such Grantor any Collateral held by the Trustee hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and release.

               (b)  If any of the Collateral shall be sold,
          transferred or otherwise disposed of by any Grantor in a transaction permitted by the Bank Credit Agreement or the Indenture, then the Trustee, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Company, a Grantor that is a Subsidiary of the Company shall be released from its obligations hereunder in the event that all the Capital

          Stock of such Restricted Subsidiary shall be sold, transferred or otherwise disposed of in a transaction permitted by the Indenture, or such entity is no longer a "Restricted Subsidiary" as permitted by the Indenture; provided that the Company shall have delivered to the Trustee, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Indenture and the Collateral Documents.

               P. Senior Security and Pledge Agreement. The lien and all terms and provisions of this Agreement are subordinate and subject to the lien and all terms and provisions of the Senior Security and Pledge Agreement. Subject to the Intercreditor Agreement, to the extent any Grantor's performance of any obligation under this Agreement would result in a default or breach by any such Grantor under the Senior Security and Pledge Agreement, then such Grantor shall have no duty to perform such obligation under this Agreement to the extent such performance would constitute a default or breach under the Senior Security and Pledge Agreement.
          Notwithstanding any other provision in this Agreement, the Trustee will not accept possession of the Collateral (including, without limitation, the exercise of any remedies) except in accordance with and as permitted by the Intercreditor Agreement.

               Q. Limitation on Recourse. Anything herein to contrary notwithstanding, the Trustee shall have recourse in respect of the Secured Obligations solely to the Collateral and not to the any Grantor personally or to assets of any Grantor other than the Collateral.

               R. Intercreditor Agreement. Anything to the contrary set forth herein notwithstanding, this Pledge and Security Agreement shall be subject to and governed by the terms and conditions of the Intercreditor
          Agreement.


               IN WITNESS WHEREOF, each of the undersigned has caused this Senior Subordinated Pledge and Security
          Agreement to be duly executed and delivered as of the date first above written.

                                   BEAR ISLAND PAPER COMPANY, LLC

                                   By: /s/ Edward D. Sherrick
                                      Title:  Vice President of Finance

                                                                 SCHEDULE 1

          This Schedule has been intentionally left blank.



                                                                 SCHEDULE 2

                     DESCRIPTION OF PLEDGED SECURITIES

          PLEDGED STOCK:

          Issuer        Class of Stock Stock   Certificate No.   No. of Shares

          None

          PLEDGED LLC INTERESTS:

          Name of Limited Liability Company  Type of Interest   Percentage
                                                                Interest

          None

          PLEDGED PARTNERSHIP INTERESTS:

          Name of Partnership        Type of Interest     Percentage Interest

          None

          PLEDGED NOTES:

          Issuer                        Payee            Principal Amount

          None


                                                                 SCHEDULE 3

                         FILINGS AND OTHER ACTIONS
                   REQUIRED TO PERFECT SECURITY INTERESTS

          I.   Uniform Commercial Code Filings

               State Corporation Commission of Virginia
               Hanover County, Virginia
               Buckingham County, Virginia
               Caroline County, Virginia
               Cumberland County, Virginia
               Gloucester County, Virginia
               Lancaster County, Virginia
               Louisa County, Virginia
               Orange County, Virginia
               Richmond County, Virginia

          II.  Trademark Filings

               None.

          III. Patent Filings

               U.S. Patent and Trademark Office
               State Corporation Commission of Virginia
               Hanover County, Virginia
               Buckingham County, Virginia
               Caroline County, Virginia
               Cumberland County, Virginia
               Gloucester County, Virginia
               Lancaster County, Virginia
               Louisa County, Virginia
               Orange County, Virginia
               Richmond County, Virginia
          All foreign offices where Patents have been issued or are pending.

          IV.  Copyright Filings

               U.S. Copyright Office

          V.   Actions with respect to Pledged Stock

               None.

          VI.  Other Actions

               None.



                                                                 SCHEDULE 4

                  LOCATION OF JURISDICTION OF ORGANIZATION
                         AND CHIEF EXECUTIVE OFFICE

          Jurisdiction of
          Grantor               Organization        Location

          Bear Island Paper        Virginia       Post Office Box 2119
           Company, L.L.C.                        10026 Old Ridge Road,
                                                  Rte. 738
                                                  Ashland, Virginia  23005



                                                                 SCHEDULE 5

                    LOCATION OF INVENTORY AND EQUIPMENT

          Grantor                               Locations

          Bear Island Paper Company, L.L.C.     10026 Old Ridge Road,
                                                Rte. 738
                                                Ashland, Virginia  23005

                                                Gloucester County, Virginia

                                                Richmond County, Virginia



                                                                 SCHEDULE 6

          I.   Trademarks Registrations and Applications

                                    NONE

          II.  Copyright Registrations and Applications

           Company       Title of            Date          Reg. No
                          Work            Registered

           USA           Bear  Island     April 9,        TXU 410351
                         Tracker          1990
                         (computer
                         program and
                         user's
                         manual)

          III. Patents and Patent Applications

                         Title of       Patent No.    Date Issued
           Country       Invention       (App. No.)   (filed)

           Australia     Sulphonating     8550277      7/10/86
                         Mechanical
                         Pulp Fibres

           Australia     Sulphonating     588006       9/7/89
                         Mechanical
                         Pulp Fibres

           Canada        System and       1,250,702    3/7/89
                         Process For
                         Sulfonating
                         Mechanical
                         Pulp Fibres

           Finland       System Och      (8,505,119)   7/1/86
                         Foerfarande
                         Foer
                         Sulfonering
                         Av Fibrena I
                         Mekanisk
                         Sellulosamassa

           Norway        Fremgangsmaate   (8505245)    2/15/93
                         Og Apparat For
                         Sufonering
                         Av
                         Fibrere I
                         Mekanisk
                         Pulp

           Norway        Fremgangsmaate   171997       5/26/93
                         Og Apparat for
                         Forbedring Av
                         Egenskapene
                         Til  Trefibre
                         I Mekanisk
                         Masse Ved

                         Sulfonering
                         I Flere
                         Trinn

           Sweden        Forfarande      (8506079)    12/20/85
                         Och System
                         For
                         Sulfonering
                         Av Fibrer I
                         Mekanisk
                         Massa

           Sweden        Forfarande      468818       7/22/93
                         Och                          (lapsed
                         Anordining                   9/4/95)
                         Foer
                         Sulfonering
                         I Tvaa Steg
                         Av Fibrer I
                         Mekanisk
                         Massa

           United        Two-State      4,708,771    11/24/87
           States        Process For                 (lapsed
                         Sulphonating                11/29/95)
                         Mechanical
                         Pulp Fibres

           United        System For     5,089,089    11/3/89
           States        Sulfonating                 (lapsed
                         Mechanical                  4/30/96)
                         Pulp Fibres


          IV.  Copyright Licenses

          None

          V.   Patent Licenses

          None

          VI.  Trademark Licenses

          None


                                                                 SCHEDULE 7

                                 CONTRACTS

          1.   Management Services Agreement, dated December 1,
               1997, between Bear Islands Paper Company, L.L.C. and Brant-Allen Industries, Inc.

          2. Wood Supply Agreement, dated December 1 1997, between Bear Island Paper Company, L.L.C. and Bear
               Island Timberlands Company, L.L.C.

          3. Marketing and Consulting Services Agreement, dated October 11, 1988 and effective as of July 12, 1988, between Bear Islands Paper Company, L.L.C., Bear Island Timberlands Company, L.L.C. and The Elebash Company.



                                                                 SCHEDULE 8

                                  VEHICLES

                                    None



                         ACKNOWLEDGEMENT AND CONSENT

               The undersigned hereby acknowledges receipt of a copy of the Pledge and Security Agreement dated as of December 1, 1997 (the "Agreement"), made by the Grantors parties thereto for the benefit of Crestar Bank, as Trustee. The undersigned agrees for the benefit of the Trustee as follows:

               1.. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

               2.. The undersigned will notify the Trustee promptly in writing of the occurrence of any of the events described in Section IV(H)(i) of the Agreement.

               3.. The terms of Sections V(C)(i) and V(G) of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section V(C)(i) or V(G) of the Agreement.

                                        [NAME OF Pledged Security
                                        Issuer]

                                        ___________________________


                                        By _________________________
                                           Title


                                        Address for Notices:

                                        ___________________________

                                        ___________________________

                                        Fax:________________________



                                   Annex 1 to Pledge and Security Agreement

          ASSUMPTION AGREEMENT, dated as of ________________, 199_, made by ______________________________, a ______________
          corporation (the "Additional Grantor"), in favor of Crestar Bank, as Trustee (in such capacity, the
          "Trustee").   All capitalized terms not defined herein
          shall have the meaning ascribed to them in such Indenture of the Bank Credit Agreement.

                           W I T N E S S E T H :

               WHEREAS, the Bear Island Paper Company, L.L.C. and Bear Island Finance Company II (together, the "Issuers"), Bear Island Timberlands Company, L.L.C. and F.F. Soucy, Inc., together as security parties, Brant-Allen Industries, as pledgor and the Trustee have entered into an Indenture, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time), and have duly authorized the creation and issuance of the Notes;

               WHEREAS, in connection with the Indenture, the Issuers have entered into the Pledge and Security Agreement dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time, the "Pledge and Security Agreement") in favor of the Trustee;

               WHEREAS, the Indenture requires the Additional
          Grantor to become a party to the Pledge and Security
          Agreement; and

               WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge and Security Agreement;

               NOW, THEREFORE, IT IS AGREED:

               1. Pledge and Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section VII(N) of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules(1) to the Pledge and Security Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section III of the Pledge and Security Agreement is true and correct with respect to the Additional Grantor on and as the date hereof (after giving effect to this Assumption Agreement and the new information on such Schedules) as if made on and as of such date.

          ____________________
          1   Refer to each Schedule which needs to be supplemented.

               2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN
          ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


               IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

                                        [ADDITIONAL GRANTOR]


                                        By: __________________________
                                           Name:
                                           Title: